UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report: July 18, 2007
(Date of earliest event reported)

Rosetta Resources Inc.
(Exact name of registrant as specified in its charter)

DE	000-51801	43-2083519
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

717 Texas, Suite 2800		77002
(Address of principal executive offices)		(Zip Code)

713-335-4000
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)           On July 9, 2007, Rosetta Resources Inc. (the “Company”) filed a current report on 8-K under item 5.02 announcing that the Board of Directors (the “Board”) of the Company appointed Mr. Charles F. Chambers, the current Executive Vice President, Corporate Development, to the positions of acting Chief Executive Officer and President of the Company following the resignation of Chief Executive Officer and President B.A. Berilgen.

On July 12, 2007, the Board, acting on the recommendations of the Compensation Committee of the Company  (‘Compensation Committee”), approved a temporary increase in Mr. Chambers’ compensation based on his new responsibilities and duties as acting Chief Executive Officer and President.  Mr. Chambers will receive a monthly stipend in the amount of $10,000 until the Company finds and appoints a permanent chief executive officer.

The Board, acting on the recommendations of the Compensation Committee, also approved an increase in Mr. Chambers’ annual base salary to $225,000 effective July 1, 2007 and an amendment to his employment agreement with the Company dated July 7, 2005.  The new base salary is based on general competitive levels and industry conditions.  Mr. Chambers’ employment agreement, as amended, will provide that in the event of the termination of Mr. Chambers’ employment with the Company for any reason other than for “cause” or a corporate change (as defined in the employment agreement), the Company will pay to Mr. Chambers two years’ annual base salary and two years’ annual incentive bonus, which is 60% of Mr. Chambers’ annual base salary.  The Company currently is working on a new form of amended and restated employment agreement for Mr. Chambers, which will reflect the changes approved by the Board and any additional changes required to comply with Section 409A of the Internal Revenue Code of 1986, as amended.  In all other material respects, the terms of Mr. Chambers’ current employment agreement will remain unchanged.

(d)           On July 12, 2007, the Board, with Mr. D. Henry Houston abstaining, and acting on the recommendations of the Compensation Committee, approved an increase in the annual retainer of Mr. D. Henry Houston, current Director and member of the Company’s Audit Committee (Chairman), Compensation Committee, and Nominating and Corporate Governance Committee, from $35,000 to $60,000 based on his new non-executive duties and responsibilities as the Company’s Chairman of the Board, with a current payment to Mr. Houston of $25,000, in addition to the $35,000 already paid to him for the 2007-2008 service year, and $60,000  to be paid to Mr. Houston commencing with the 2008-2009 service year and continuing with succeeding service year(s) based on these expanded duties and responsibilities .

(e)           As disclosed herein in Item 5.02(c), the  Board, acting on the recommendations of the Compensation Committee, approved additional compensation to be paid to Mr. Chambers until the Company finds and appoints a permanent chief executive officer and the amendment of the employment agreement dated as of July 7, 2005, between the Company and Mr. Chambers.

On July 12, 2007, the Board, acting on the recommendations of the Compensation Committee, also approved a temporary increase in the compensation of Mr. Michael J. Rosinski, Executive Vice President, Chief Financial Officer, Treasurer and Secretary of the Company, based on the increase in his responsibilities and duties during the time the Company searches for a permanent Chief Executive Officer.  Mr. Rosinski will receive a monthly stipend in the amount of $5,000 until the Company finds and appoints a permanent chief executive officer.

The Board, acting on the recommendations of the Compensation Committee, also approved an increase in the annual base salary of Mr. Rosinski to $250,000 effective July 1, 2007 and an amendment to his amended and restated employment agreement with the Company dated July 7, 2005.  The new base salary is based on general competitive compensation levels and industry conditions.  Mr. Rosinski’s employment agreement, as amended, will provide that in the event of the termination of Mr. Rosinski’s employment with the Company for any reason other than for “cause” or a corporate change (as defined in the employment agreement), the Company will pay to Mr. Rosinski two years’ annual base salary and two years’ annual incentive bonus, which is 60% of Mr. Rosinski’s annual base salary.  The Company currently is working on a new form of second amended and restated employment agreement for Mr. Rosinski,, which will reflect the changes approved by the Board and any additional changes required to comply with Section 409A of the Internal Revenue Code of 1986, as amended.  In all other material respects, the terms of Mr. Rosinski’s current amended and restated employment agreement will remain unchanged.

Item 9.01. Financial Statements and Exhibits

(a) Financial statements:
            None
(b) Pro forma financial information:
            None
(c) Shell company transactions:
            None
(d) Exhibits
            None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 18, 2007	ROSETTA RESOURCES INC.

	By:	/s/ Michael J. Rosinski
Michael J. Rosinski
Executive Vice President and Chief Financial Officer